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                                                                    EXHIBIT 23.3

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 of WorldCom, Inc. (f/k/a LDDS Communications, Inc.) and related Proxy Statement of BLT Technologies, Inc. and Prospectus of WorldCom, Inc., and to the incorporation by reference therein of our report dated February 2, 1995, with respect to the combined financial statements of WilTel Network Services for the years ended December 31, 1994 and 1993 included in the Current Report on Form 8-K/A of LDDS Communications, Inc. dated August 22, 1994, filed with the Securities and Exchange Commission.

                                        /s/ Ernst & Young LLP

                                        ERNST & YOUNG LLP

Tulsa, Oklahoma
November 19, 1996